Exhibit 10.22

                           SOUTHERN ENERGY HOMES, INC.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         AGREEMENT, amended and restated effective as of the 14th day of June, 1996 by and between Southern Energy Homes, Inc., a Delaware corporation (hereinafter called the "Company"), and Wendell L. Batchelor (hereinafter called the "Executive").

         WHEREAS, the Executive has served since June 8, 1989 as the President and Chief Executive Officer of the Company and its predecessor, Southern Energy Homes, Inc., an Alabama corporation ("SEH-Alabama"), pursuant to that Employment Agreement dated as of June 8, 1989 by and between the Executive and SEH-Alabama, as amended by an Amendment to Employment Agreement dated as of January 1, 1993 (as so amended, the "Original Agreement");

         WHEREAS, since August 17, 1996 the Executive has also served as the Chairman of the Board of the Company;

         WHEREAS, in light of the Executive's performance and his contributions to the growth and profitability of the Company, the Company is prepared to increase the Executive's Base Salary and to amend and restate the Original Agreement to reflect such increase and the Executive's position as Chairman of the Board;

         WHEREAS, the Executive is prepared to so amend and restate the Original Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree to amend and restate the Original Agreement pursuant to Section
8.1 of the Original Agreement as follows:

         1. Employment. The Company hereby agrees to employ the Executive as Chairman of the Board, President and Chief Executive Officer of the Company and the Executive hereby agrees to accept such employment, under and subject to the terms and conditions hereinafter set forth.

         2. Duties. The Executive agrees to perform faithfully such duties as are consistent with his position as the Chairman of the Board, President and Chief Executive Officer of the Company as may be assigned to him from time to time by the Board of Directors of the Company, and shall report to the Board of Directors. The Company shall provide the Executive with such support personnel and office facilities as the Board of Directors shall deem reasonably necessary to permit the Executive to perform the duties assigned to him hereunder. The Executive agrees, during the Term (as hereinafter defined), to devote his full business time and efforts to the performance of his duties hereunder to the exclusion of all other business activities. The foregoing shall not prohibit the Executive from acting as a passive investor in such investments and enterprises as the Executive may choose, provided, however, that such activity does not interfere with the performance of his duties hereunder and does not involve the use of the Company resources or personnel.

         3. Compensation. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive compensation as follows:

                  (a) Base Salary: The Company shall pay the Executive a base salary (the "Base Salary") of Thirty Six Thousand Six Hundred and Sixty Seven Dollars ($36,667.00) per month during the term of this Agreement. The Executive's Base Salary shall be paid in arrears on a weekly, bi-weekly or monthly basis in accordance with such Company payroll policy and practice as may obtain from time to time. The Base Salary may be reviewed from time to time by the Board of Directors to determine whether, in light of the scope of the Executive's duties and his performance, it may be appropriate to increase the Base Salary.

                  (b) Incentive Compensation: In addition to his Base Salary, the Executive shall be entitled to receive incentive bonus compensation as set forth on the attached Schedule A.

         4. Insurance and Other Benefits. During the Term of this Agreement the Executive shall be entitled to the following benefits:








                  (a) health and medical insurance, disability insurance and life insurance benefits comparable in cost and coverage to the benefits presently provided by the Company to the Executive as of the date hereof;

                  (b) automobile expense allowance which is permitted under, and is in accordance with, policies which may be established with respect thereto by the Board of Directors from time to time;

                  (c) travel and entertainment allowances which are permitted under, and are in accordance with, policies which may be established with respect thereto by the Board of Directors from time to time;

                  (d) paid vacation and holidays as permitted under, and in accordance with, policies which may be established with respect thereto by the Board of Directors from time to time; and

                  (e) paid sick leave as permitted under, and in accordance with, policies which may be established with respect thereto by the Board of Directors from time to time.

         5. Term. The term of employment under this Agreement (the "Term") shall continue until June 30, 1997, and shall thereafter automatically renew for additional one (1) year periods unless sooner terminated (i) by either of the parties hereto by notice not less than ninety (90) days prior to the date of renewal of (ii) as provided in Section 6.

         6.       Termination.

         6.1 Termination by the Company. This Agreement and the employment of the Executive by the Company may be terminated by the Company in accordance with the provisions of this Section 6.1, as follows:

                  (a) If the Executive has been convicted of, or pleads guilty or nolo contendere to a felony, or to a misdemeanor involving moral turpitude, the Company may terminate the Executive's employment immediately upon the occurrence of such conviction or plea.

                  (b) If the Executive has, in the good faith determination of the Board of Directors, (i) engaged in willful misconduct with respect to the Company, or (ii) grossly neglected his duties to the Company, the Company may terminate the Executive's employment immediately by notice, which notice shall specify in reasonable detail the alleged misconduct or neglect.

                  (c) If the Executive has, in the good faith determination of the Board of Directors, (i) engaged in misconduct with respect to the Company,
(ii) neglected his duties to the Company, (iii) failed substantially in areas of his direct responsibility to achieve satisfactory operating results over repeated quarterly periods, or (iv) failed substantially to exercise reasonably prudent skills in the performance of his duties hereunder, but in such cases the alleged misconduct, neglect or failure is not willful or gross, but is worse than mere mediocre or ordinary performance, the Company may terminate the Executive's employment immediately by written notice of the same to the Executive, specifying in reasonable detail the alleged misconduct, neglect or failure.

                  (d) The Company may also terminate the Executive's employment without assignment of cause upon thirty (30) days prior written notice.

In the event of termination under paragraphs (a) or (b) of this Section 6.1, all salary, incentive bonus compensation and other benefit obligations of the Company under Sections 3 and 4 of this Agreement shall cease effective with termination of employment. In the event of termination under paragraph (c) of this Section 6.1, all salary, incentive bonus compensation and other benefit obligations of the Company shall cease as of the last day of the month in which the termination occurs, provided, however that the Executive shall be paid a severance benefit equal to one (1) months Base Salary, payable on the last day of the month in which the termination occurs. In the event of termination under paragraph (d) of this Section 6.1, all salary, incentive bonus compensation and other benefit obligations of the Company shall cease as of the last day of the month in which the termination occurs, provided, however that the Executive shall be paid a severance benefit equal to six (6) months Base Salary payable in six (6) equal monthly installments on the last day of the each of the six (6) months following the month in which the termination occurs.

         6.2 Death. In the event of the death of the Executive during the term of this Agreement, his employment by the Company shall be deemed to terminate as of the date of his death and a death benefit equal to six (6) months Base Salary shall be payable in six (6) equal monthly installments to the Executive's estate, commencing with the month following the date of the Executive's death. All other payments and benefits shall cease as of the last day of the month in which the Executive's death occurred.










         6.3 Permanent Disability. In the event that the Executive suffers Permanent Disability (as hereinafter defined), the Company may terminate the Executive's employment by notice to the Executive and in the event of such termination, the Executive shall be entitled to receive a disability severance benefit equal to six (6) months Base Salary payable in six (6) equal monthly installments commencing on the last day of the month in which such termination occurs. All other payments and benefits, except for disability insurance benefits provided pursuant to Section 4(a) hereof, shall cease as of the last day of the calendar month in which such termination occurs. For the purposes hereof, "Permanent Disability" shall be determined by a qualified physician and shall mean the inability of the Executive, due to physical or mental illness, disability or infirmity, to perform his duties hereunder for a period which has continued, or could reasonably be expected to continue, for a period of four consecutive months. Permanent Disability shall not be considered grounds for termination by the Company under Section 6.1(a), (b) or (c) above.

        7. Relocation. The Company agrees that it shall not require that the Executive relocate from his residence in the State of Alabama.

         8. Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified or registered mail, postage and fees prepaid, as follows:

                  (i)      If to the Company to:

                           Southern Energy Homes, Inc.
                           c/o Lee Capital Holdings
                           One International Place
                           Boston, Massachusetts  02110
                           Attn:  Jonathan O. Lee

                           With a copy to:

                           Paul J. Hartnett, Jr.
                           Hutchins & Wheeler
                           101 Federal Street
                           Boston, Massachusetts  02110

                  (ii)     If to Executive to:

                           Wendell L. Batchelor
                           P.O. Box 390
                           Addison, Alabama  35540

                           With a copy to:

                           John R. Wynn
                           Lanier, Ford, Shaves and Payne, P.C.
                           200 West Court Square
                           Suite 5000
                           P.O. Box 2087
                           Huntsville, Alabama  35804-0527

unless and until notice of another or different address shall be given as provided herein.

         8.       Miscellaneous.

         8.1 Modification. This Agreement, together with the Noncompetion Agreement, constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

         8.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, although the obligations of the Executive are personal and may be performed only by him.

         8.3 Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.









         8.4 Severability. The provisions of this Agreement are severable, and invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said court in making such determinations shall have the power to reduce the duration and scope of such provision to the extent necessary to make if enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

         8.5 Arbitration. Any and all disputes arising hereunder shall be subject to binding arbitration in Washington, D.C., in accordance with the Commercial Rules of the American Arbitration Association, as then amended and in effect, and any award thereunder shall be binding and conclusive and may be entered for judgment in any court of competent jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

                           SOUTHERN ENERGY HOMES, INC.


                         By: ___________________________
                             Keith W. Brown, Treasurer



                         EXECUTIVE:



                         -------------------------------
                         Wendell L. Batchelor









                                   SCHEDULE A

         This Schedule A is to the Amended and Restated Employment Agreement between Southern Energy Homes, Inc. (the "Company") and Wendell L. Batchelor (the "Executive"), dated as of June 14, 1996 (the "Agreement"), and sets forth the terms of Executive's incentive bonus compensation as provided in Section 3(b) of the Agreement. Terms not otherwise defined in this Schedule A shall have the respective meanings set forth in the Agreement.

         During the Term of this Agreement, the Executive shall be entitled to incentive bonus compensation equal to 2% of the Net Income (as hereinafter defined) of the Company for the period in which such incentive bonus compensation is earned.

         Incentive bonus compensation shall be paid monthly in arrears, provided that incentive bonus compensation earned for any period which does not constitute a full calendar month shall be pro rated based on the number of days in such period and the number of days in the applicable month.

         For the purpose of this Schedule A, Net Income shall mean net operating income before interest expense, taxes and amortization for organizational expenses, goodwill or covenants not to compete and without reduction for any management fees payable to Lee Capital Holdings. Net Income shall be determined in accordance with generally accepted accounting principles consistently applied.